Exhibit 10.2

EMPLOYEE TRANSITION AGREEMENT
This Employee Transition Agreement (“Agreement”), dated May 31, 2017 (the “Effective Date”), is made and entered into by and between LKQ Corporation (“LKQ”) and Robert L. Wagman (“Mr. Wagman”). Mr. Wagman and LKQ are the “Parties.”
A.    Mr. Wagman is currently employed as President and Chief Executive Officer (“CEO”) of LKQ.
B.    The Parties have agreed that Mr. Wagman will resign as President and CEO of LKQ as of the Effective Date, and that he will assist in the smooth transition of his duties and responsibilities during the Term (as defined below), as directed by LKQ’s Board of Directors (the “Board”).
C.    LKQ desires to provide Mr. Wagman with certain benefits upon his resignation as President and CEO of LKQ, in exchange for Mr. Wagman’s agreement to assist in a transition of corporate leadership of LKQ and to abide by certain restrictive covenants during the Term and for two years thereafter.
D.    LKQ desires to retain Mr. Wagman as a non-executive, part-time employee during the Term, and Mr. Wagman desires to accept this role, under the terms of this Agreement.
NOW THEREFORE, in consideration of the promises of the Parties, and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Resignation and Term.

(a)Mr. Wagman hereby resigns as CEO and President of LKQ as of the Effective Date. Mr. Wagman’s term as a non-executive, part-time employee of LKQ will commence as of the Effective Date. Mr. Wagman will continue to serve in this role until the earlier to occur of (i) four years following the Effective Date and (ii) the termination of this Agreement in accordance with its terms (the “Expiration Date”). The period of time from the Effective Date through the Expiration Date is the “Term.”

(b)As of the Effective Date, Mr. Wagman will cease to serve as CEO and President of LKQ (and in any related roles with LKQ and each of its Affiliates) and he will transition to the role of a non-executive, part-time employee of LKQ.

(c)Mr. Wagman will cooperate with LKQ and each of its Affiliates and do all acts and execute all additional documents that may be reasonably required by the Board to resign from any and all appointments and memberships that he holds on the boards of directors, boards of managers and other governing boards or bodies of LKQ and each of its Affiliates.

(d)Under this Agreement, the following definitions apply:

“Affiliate” of any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, that Person. Under this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
“Governmental Entity” means any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.
“Person” means and includes an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group or a Governmental Entity.
2.Duties and Responsibilities.

(a)During the Term, Mr. Wagman will serve LKQ as a special advisor to (i) the successor President and CEO of LKQ, (ii) the Executive Chairman of LKQ and (iii) the Board. Mr. Wagman’s duties and responsibilities under this Agreement will include providing advisory services in connection with operations, management, acquisitions and other matters relating to LKQ and its Affiliates and to assist in the transition of the successor President and CEO of LKQ, all as reasonably requested from time to time by the successor President and CEO, the Executive Chairman or the Board. Mr. Wagman will provide services under this Agreement for approximately, but not more than, 120 business days per calendar year during the Term (prorated for any partial years of service). During the Term, Mr. Wagman will faithfully and diligently perform his duties under this Agreement.

(b)In providing the services under this Agreement, Mr. Wagman will be a non-executive, part-time employee of LKQ and as such will have no authority to bind LKQ to any agreement or obligation of any type or nature. Mr. Wagman will act in accordance with such status and not hold himself out as an officer of LKQ.

3.Compensation; Release of Claims.

(a)Fee. LKQ will pay Mr. Wagman a monthly fee of $41,666.67 at the end of each month during the Term (prorated for any partial months of service) (the “Fee”).

(b)1998 Equity Incentive Plan. During the Term, Mr. Wagman will continue to be considered a “service provider” under the LKQ Corporation 1998 Equity Incentive Plan, as amended (the “Equity Plan”). Mr. Wagman’s resignation as CEO and President of LKQ will not be considered a “separation from service” under the Equity Plan. Mr. Wagman’s outstanding Equity Plan awards as of the Effective Date will continue in effect unchanged. Notwithstanding the foregoing provisions of this Section 3(b), as of the Effective Date, the number of performance units outstanding under the Performance-Based Restricted Stock Unit Agreement, dated January 13, 2017, between LKQ and Mr. Wagman (the “2017 PBRSU Agreement”), will be prorated to reflect the actual number of full months that Mr. Wagman was employed as President and CEO of LKQ in 2017 (and will be calculated by multiplying the number of performance units originally reflected in the 2017 PBRSU Agreement by a fraction, the numerator of which is the number of full months in 2017 through the Effective Date and the denominator of which is 12); and such prorated number of performance units under the 2017 PBRSU Agreement will otherwise be treated in accordance with this Section 3(b).

(c)Long Term Incentive Plan. During the Term, Mr. Wagman will continue to be considered “employed” under the LKQ Corporation Long Term Incentive Plan, as amended (the “LTIP”). Mr. Wagman’s resignation as CEO and President of LKQ will not be considered a “termination of employment” under the LTIP. Mr. Wagman’s outstanding LTIP awards as of the Effective Date will continue in effect unchanged; provided, however, for the avoidance of doubt, (i) Mr. Wagman will not be entitled to any LTIP performance award relating to the 2017-2019 performance period, and (ii) when calculating the performance awards (if any) relating to the 2015-2017 and 2016-2018 performance periods, the amount used as Mr. Wagman’s “annual base salary” will be $1,025,000.

(d)Additional Payment. LKQ will pay Mr. Wagman a lump sum fee of $500,000 if Mr. Wagman continues to provide services under this Agreement through the 4th anniversary of the Effective Date (the “Additional Payment”). The Additional Payment will be made within 30 days of the 4th anniversary of the Effective Date, conditioned upon and subject to Mr. Wagman’s executing and not revoking a general waiver and release of claims in favor of LKQ and its Affiliates in a form substantially similar to the Release, as defined below, and acceptable to LKQ (in addition to the Release) within that 30-day period.

(e)Reimbursements. During the Term, Mr. Wagman will continue to be eligible to receive reimbursement from LKQ for all reasonable fees, costs and expenses associated with his reasonable business expenses incurred in connection with his duties under this Agreement, in accordance with LKQ’s then current business expense reimbursement policy. Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), will be subject to the following additional rules: (i) no reimbursement of any such expense may affect Mr. Wagman’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense will be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement will not be subject to liquidation or exchange for any other benefit.

(f)Services Agreement. As of the Effective Date, the Services Agreement, dated February 26, 2015, between LKQ and Mr. Wagman, as amended (the “Services Agreement”), will terminate in its entirety and neither LKQ nor Mr. Wagman will have any further rights or obligations under the Services Agreement. Mr. Wagman will not be entitled to any amounts or other benefits under the Services Agreement as a result of his resignation as CEO and President of LKQ.

(g)Change of Control Agreement. As of the Effective Date, the Change of Control Agreement, dated July 24, 2014, between LKQ and Mr. Wagman (the “COC Agreement”), will terminate in its entirety and neither LKQ nor Mr. Wagman will have any further rights or obligations under the COC Agreement. Mr. Wagman will not be entitled to any amounts or other benefits under the COC Agreement as a result of his resignation as CEO and President of LKQ.

(h)Severance Policy for Key Executives. As of the Effective Date, Mr. Wagman’s participation under the LKQ Corporation Severance Policy for Key Executives, as amended (the “Severance Policy”) will terminate in its entirety and neither LKQ nor Mr. Wagman will have any further rights or obligations under the Severance Policy with respect to the other Party. Mr. Wagman will not be entitled to any amounts or other benefits under the Severance Policy as a result of his resignation as CEO and President of LKQ.

(i)Management Incentive Plan. Mr. Wagman’s participation under the LKQ Corporation Management Incentive Plan, as amended (the “MIP”), will continue following the Effective Date; provided, however, that any bonus earned for 2017 will be prorated to reflect the actual number of full months that Mr. Wagman was employed as President and CEO of LKQ in 2017 (and will be calculated by multiplying such bonus by a fraction, the numerator of which is the number of full months in 2017 through the Effective Date and the denominator of which is 12). Following the 2017 performance year, Mr. Wagman’s participation under the MIP will terminate in its entirety and neither LKQ nor Mr. Wagman will have any further rights or obligations under the MIP with respect to the other Party. Except as provided in this Section 3(i), Mr. Wagman will not be entitled to any amounts or other benefits under the MIP as a result of his resignation as CEO and President of LKQ.

(j)Other Benefit Plans. Except as provided in this Section 3, Mr. Wagman’s participation in all LKQ benefit plans, programs, policies, agreements and arrangements will continue in effect as of the Effective Date in accordance with the terms of the applicable governing documents. Any payments or benefits to be provided to Mr. Wagman, and any rights and obligations of Mr. Wagman under, any such LKQ benefit plans, programs, policies, agreements and arrangements will be subject to the terms of the applicable governing document. Mr. Wagman acknowledges and agrees that he is not owed any holiday, vacation, sick leave, or other accrued pay from LKQ or any Affiliate, and that he will not accrue or be entitled to any of the same during the Term. Further, during the Term LKQ will provide Mr. Wagman with D&O insurance coverage and indemnification rights on terms and conditions no less favorable than he is provided as of the Effective Date.

(k)Release of Claims. Notwithstanding any provision of this Agreement to the contrary, any and all payments arising under this Agreement are conditioned upon and subject to Mr. Wagman’s executing and not revoking a general waiver and release of claims in favor of LKQ and its Affiliates, as attached as Exhibit A hereto (the “Release”), within 30 days following the Effective Date.

4.Termination of Services.

(a)General. Either Party may terminate Mr. Wagman’s services under this Agreement at any time upon 30 days’ written notice to the other Party.

(b)By LKQ. If LKQ terminates Mr. Wagman’s services under this Agreement because of Mr. Wagman’s (i) material failure to fully perform his responsibilities and duties under this Agreement, (ii) material breach of any provision of this Agreement, (iii) dishonesty or theft, (iv) gross negligence or willful misconduct, (v) conviction of a felony or fraud, or (vi) failure to Resolve a Potential Conflict (as defined below) and Mr. Wagman, after LKQ’s written notice of objection to such event or occurrence, as described in 4(b)(i), (ii) or (iv), within sixty (60) days of LKQ’s discovery of the initial occurrence of such event or condition, fails to correct or remedy, in all material respects, such event or condition within thirty (30) calendar days of such notice, then Mr. Wagman will not be entitled to any further amounts or benefits under this Agreement. If LKQ terminates Mr. Wagman’s services under this Agreement for any other reason, Mr. Wagman will be entitled to continued payment of the Fee through the 4th anniversary of the Effective Date and the Additional Payment, and Mr. Wagman will not be entitled to any further amounts or benefits under this Agreement. For purposes of this Agreement, Mr. Wagman will be deemed to have failed to Resolve a Potential Conflict if (i) LKQ’s

CEO and Executive Chairman make a reasonable, good faith determination that the interests, duties or objectives of Mr. Wagman with respect to LKQ, on the one hand, and with respect to any third party with respect to which Mr. Wagman is affiliated as an owner, principal, director, officer, partner, agent, consultant, lender, shareholder or member, on the other hand, are (or are reasonably expected to become in the near-term) in conflict or competition (including but not limited to a situation where Mr. Wagman is affiliated with a third party that is or becomes a competitor, customer or supplier of LKQ), and (ii) Mr. Wagman does not cure such conflict or condition within 15 calendar days of LKQ’s written notice of objection. Mr. Wagman agrees to keep LKQ informed, from time to time as and when he undertakes new endeavors, of the for-profit enterprises with which he is affiliated in the capacities referred to above in this paragraph.

(c)By Mr. Wagman. If Mr. Wagman terminates his services under this Agreement for any reason (including due to his death or disability), he will not be entitled to any further amounts or benefits under this Agreement (other than a pro rata payment of the Fee for a partial month of service, if any); provided, however, if Mr. Wagman terminates his services under this Agreement due to LKQ’s material breach of any provision of this Agreement, and such material breach is not corrected or remedied by LKQ within thirty (30) calendar days of LKQ receiving written notice of such material breach from Mr. Wagman, Mr. Wagman will be entitled to continued payment of the Fee through the 4th anniversary of the Effective Date and the Additional Payment.

5.Restrictive Covenants.

(a)Non-Disclosure of Confidential Information. Mr. Wagman acknowledges that by reason of his employment as LKQ’s President and CEO, and his continued provision of services to LKQ under this Agreement, he has been and will be given access to, has developed and will develop and has and will become informed of confidential information (whether or not in written form) concerning the business, products, services, plans, strategies, suppliers, business relationships, employees, customers, prospects and financial affairs of LKQ and its Affiliates, which is not generally known to the public or in the trade, is a competitive asset and the disclosure of which would likely result in a competitive disadvantage to LKQ (collectively, the “Confidential Information”). Mr. Wagman will, at all times before and after his service with LKQ, keep confidential all Confidential Information, and he will not directly or indirectly disclose or use (except as necessary to carry out his duties for LKQ) any Confidential Information. Immediately upon the Expiration Date, Mr. Wagman will return to LKQ all Confidential Information in his possession, custody or control. Nothing in this Agreement prohibits Mr. Wagman from reporting violations of law or regulation to any Governmental Entity, or cooperating with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Department of Justice or any other Governmental Entity.

(b)Non-Competition. Mr. Wagman will not directly or indirectly, either for himself or for any other Person, during the Term and for a period of two years following the Expiration Date, engage in, represent, furnish consulting services to, be employed by or have any interest in (whether as owner, principal, director, officer, partner, agent, consultant, lender, shareholder, member or otherwise) any business that would be competitive with any business conducted by LKQ or its Affiliates on the Effective Date or any other business conducted by LKQ or its Affiliates during the Term, in any country in North America, Europe or Asia in which LKQ or its Affiliates operate; provided, however, that the post-termination restrictions of this Section 5(b) will not apply in any jurisdiction in which such restrictions are invalid or unenforceable under applicable law then in effect; and provided, further, that Mr. Wagman may acquire and hold an aggregate of up to 2% of the outstanding shares of any corporation engaged in any such business if such shares are publicly traded on an established securities market. Notwithstanding the foregoing, the period of time during which the restrictions set forth herein apply will be extended for the period of time (if any) that Mr. Wagman is in violation of restrictions set forth herein.

(c)Non-Solicitation. Mr. Wagman will not directly or indirectly, either for himself or for any other Person, during the Term and for a period of two years following the Expiration Date, induce any customer of LKQ or its Affiliates to patronize any other business, request or advise any other Person with which LKQ has a business relationship (including customers and suppliers) to withdraw, curtail or cancel any of its business with LKQ or its Affiliates, or hire or solicit for employment, or assist any other Person in hiring or soliciting for employment, any Person engaged by LKQ or its Affiliates. Notwithstanding the foregoing, the period of time during which the restrictions set forth herein apply will be extended for the period of time (if any) that Mr. Wagman is in violation of restrictions set forth herein.

(d)Severability. If any provision of this Section 5, as applied to any Party or to any circumstances, is held by a court to be invalid or unenforceable, the same will in no way affect any other provision or any other part of this Section 5, the application of such provision in any other circumstances or the validity or enforceability of this Section 5. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the court making such determination will have the power to reduce the duration and/or area of the provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable.

(e)Relief. Upon breach of any provision of this Section 5, the non-breaching Party will be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient. In addition, the non-breaching Party will be entitled to such monetary damages as can be shown to have been sustained by reason of such breach.

(f)Clawback. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that Mr. Wagman has breached any provision of this Section 5, in addition to any other penalties or restrictions that may apply, Mr. Wagman must forfeit or repay to LKQ the following on a pre-tax basis in their entirety: the Fee under Section 3(a) above; the Equity Plan awards that continue in effect following the Effective Date under Section 3(b) above (and any amounts or benefits received thereunder); the LTIP awards that continue in effect following the Effective Date under Section 3(c) above; the Additional Payment under Section 3(d) above; and any MIP bonus payments under Section 3(i) above.

6.Taxes.

(a)General. Regardless of any action LKQ takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), Mr. Wagman acknowledges that the ultimate liability for all Tax-Related Items owed by Mr. Wagman is and remains his responsibility and that LKQ (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Agreement; and (ii) does not commit to structure the terms of this Agreement to reduce or eliminate Mr. Wagman’s liability for Tax-Related Items. If LKQ determines that it must withhold any Tax-Related Items in connection with this Agreement, Mr. Wagman must make arrangements satisfactory to LKQ to enable it to satisfy all withholding requirements. In addition, LKQ may fulfill its withholding obligations by all legal means.

(b)Section 409A. This Agreement is intended to comply, to the extent applicable, with the provisions of Section 409A and will, to the extent practicable, be construed in accordance with Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise.

7.Miscellaneous.

(a)Non-Alienation by Mr. Wagman. This Agreement and Mr. Wagman’s rights and benefits hereunder may not be voluntarily or involuntarily hypothecated, sold, transferred or assigned by him. Any attempt by Mr. Wagman to assign, execute, attach, transfer, pledge, hypothecate or otherwise dispose of any such benefits or amounts or any rights or interests contrary to the foregoing provisions, or the levy or attachment or similar process thereupon, will be null and void and of no effect and will relieve LKQ of all liabilities hereunder.

(b)Successors to LKQ. This Agreement and all of LKQ’s rights and obligations hereunder may be assigned, without Mr. Wagman’s consent, to any entity which acquires substantially all of the assets of LKQ and which agrees to be bound hereby or which merges with LKQ. If such an assignment or merger occurs, the enforceability of Mr. Wagman’s rights under this Agreement will not be affected. “LKQ” will include LKQ as hereinbefore defined and any successor or assign to its business or assets or which otherwise becomes bound by this Agreement by operation of law.

(c)Binding Agreement. This Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and permitted assigns.

(d)Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the Parties regarding the subject matter of this Agreement, except as otherwise expressly stated herein. Any prior agreements, promises, negotiations or representations, either oral or written, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect.

(e)Amendment. No change or modification of this Agreement will be valid unless in writing and signed by Mr. Wagman and the successor CEO of LKQ. No waiver of any provision of this Agreement will be valid unless in writing and signed by the Person or party to be charged.

(f)Severability. If any provision of this Agreement, as applied to any Party or to any circumstances, is held by a court to be invalid or unenforceable, the same will in no way affect any other provision or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the court making such determination will have the power to reduce the duration and/or area of the provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable.

(g)Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and all of which taken together will constitute a single instrument.

(h)Venue; Jurisdiction; Governing Law; Waiver of Jury Trial. Any action or proceeding arising out of or relating to this Agreement or the subject matter of this Agreement must be brought in a state or federal court sitting in Cook County, Illinois. Mr. Wagman consents to the exclusive jurisdiction of the state and federal courts sitting in Cook County, Illinois. The substantive law to be applied in any and all disputes arising under this Agreement is the law of the State of Illinois, without regard to choice of law principles, and any related lawsuit will be heard without a jury and Mr. Wagman and LKQ each waive their right to a jury in any such lawsuit.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the Effective Date.

LKQ CORPORATION

Sign name:	/s/ MATTHEW J. MCKAY
Print name:	Matthew J. McKay
Title:	Senior Vice President of Human Resources

ROBERT L. WAGMAN

Sign name:	/s/ ROBERT L. WAGMAN